Exhibit 10.6

EXECUTION VERSION

OMNIBUS AGREEMENT

among

CENTERPOINT ENERGY, INC.,

OGE ENERGY CORP.,

ENOGEX HOLDINGS LLC

AND

CENTERPOINT ENERGY FIELD SERVICES LP

OMNIBUS AGREEMENT

THIS OMNIBUS AGREEMENT (“Agreement”) is entered into on, and effective as of, May 1, 2013, and is by and among CenterPoint Energy, Inc, a Texas corporation (“CNP”), OGE Energy Corp., an Oklahoma corporation (“OGE”), Enogex Holdings LLC, a Delaware limited liability company (“Bronco”), and CenterPoint Energy Field Services LP, a Delaware limited partnership (“Opco”). The above-named entities are sometimes referred to in this Agreement individually as a “Party”, and collectively as the “Parties.”

R E C I T A L S:

1.	It is a condition to the consummation of the transactions contemplated by the Master Formation Agreement that the Parties enter into this Agreement.

2.	The Parties desire by their execution of this Agreement to evidence their agreement, as more fully set forth in Article II, with respect to certain indemnification obligations of CNP, OGE and Bronco to Opco.

3.	The Parties desire by their execution of this Agreement to evidence their agreement, as more fully set forth in Article III, with respect to certain business opportunities to be offered to Opco by CNP and OGE and certain obligations of CNP, OGE and Bronco to Opco.

4.	The Parties desire by their execution of this Agreement to evidence their agreement, as more fully set forth in Article IV, to certain additional covenants.

NOW, THEREFORE, in consideration of the premises set forth above and the respective representations, warranties, covenants, agreements and conditions contained in this Agreement, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate” has the meaning set forth in the Master Formation Agreement.

“Agreement” has the meaning set forth in the Preamble.

“Allocated Value” has the meaning set forth in Section 3.1(e).

“Assumed Claims” has the meaning set forth in Section 4.5(a).

“Bronco” has the meaning set forth in the Preamble.

“Bronco Entities” means Bronco and its Affiliates; and “Bronco Entity” means any of the Bronco Entities.

“Bronco Fall-Away Date” has the meaning set forth in the Partnership Agreement.

“Bronco Parties” means Bronco Midstream Holdings, LLC, a Delaware limited liability company, and Bronco Midstream Holdings II, LLC, a Delaware limited liability company.

“Business Day” means any day on which commercial banks are generally open for business in New York, New York other than a Saturday, a Sunday or a day observed as a holiday in New York, New York under the Laws of the State of New York or the federal Laws of the United States of America.

“CEFS” means CenterPoint Energy Field Services, LLC, a Delaware limited liability company.

“CEFS Group Entities” means CEFS and the entities that are Subsidiaries of CEFS immediately prior to the Closing.

“CERC” means CenterPoint Energy Resources Corp., a Delaware corporation and wholly owned subsidiary of CNP.

“CERC Indenture” means that certain Indenture, dated as of February 1, 1998, between CERC and the Bank of New York Mellon Trust Company, N.A. (successor to JPMorgan Chase Bank, National Association (formerly Chase Bank of Texas, National Association)), as trustee, as supplemented and amended.

“Closing Date” has the meaning set forth in the Master Formation Agreement.

“Closing” has the meaning set forth in the Master Formation Agreement.

“CNP” has the meaning set forth in the Preamble.

“CNP Entities” means CNP and its Subsidiaries; and “CNP Entity” means any of the CNP Entities.

“CNP Guarantees” has the meaning set forth in Section 4.4.

“CNP Indemnified Taxes” has the meaning set forth in the Master Formation Agreement.

“CNP Midstream Insurance Policies” has the meaning set forth in the Master Formation Agreement.

“CNP Midstream Entities” has the meaning set forth in the Master Formation Agreement.

“Code” has the meaning set forth in the Master Formation Agreement.

“Covered Acquisition” has the meaning set forth in Section 3.1(b)(ii).

“Disinterested Directors” means (a) as used in Section 2.4(e), the members of the board of directors of GP LLC that have been designated by the one of CNP or OGE that is not adverse to Opco in a claim under Article II, and (b) as used in Section 3.1, the members of the board of directors of GP LLC that have been designated by the one of CNP or OGE that is not the acquiring Sponsor Party in the subject transaction.

“Enogex” means Enogex Holdings II LLC, a Delaware limited liability company.

“Enogex Assets” means all assets of the Enogex Entities immediately prior to the Closing.

“Enogex Entities” has the meaning set forth in the Master Formation Agreement.

“Enogex Insurance Policies” has the meaning set forth in the Master Formation Agreement.

“Fall Away Covenants” has the meaning set forth in Section 4.1(a).

“General Partner LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of CNP OGE GP LLC as it may be amended, supplemented or restated from time to time.

“GP LLC” means CNP OGE GP LLC, a Delaware limited liability company.

“Group Member” means any member of the Opco Group.

“Indemnified Party” means the Person entitled to indemnification in accordance with Article II.

“Indemnifying Party” means the Person from whom indemnification may be required in accordance with Article II.

“Insurance Policies” has the meaning set forth in Section 4.5(a).

“IPO Closing Date” means the date of consummation of an initial public offering of Opco’s (or its successor’s) common equity.

“Law” has the meaning set forth in the Master Formation Agreement.

“LDCs” has the meaning set forth in paragraph (a) of the definition of “Midstream Operations.”

“Losses” has the meaning set forth in Section 2.1(a).

“Master Formation Agreement” means that Master Formation Agreement dated as of March 14, 2013 by and among CNP, OGE and the Bronco Parties.

“Midstream Operations” means the gathering, compression, treatment, processing, blending, transportation, storage, isomerization and fractionation of crude oil and natural gas, its associated production water and enhanced recovery materials such as carbon dioxide, and its respective constituents and the following products: methane, natural gas liquids (Y-grade, ethane, propane, normal butane, isobutane and natural gasoline), condensate, and refined products and distillates (gasoline, refined product blendstocks, olefins, naphtha, aviation fuels, diesel, heating oil, kerosene, jet fuels, fuel oil, residual fuel oil, heavy oil, bunker fuel, cokes and asphalts), to the extent such activities are located within the United States, but excluding any such operations in connection with:

(a)	the local distribution of natural gas as a public utility for ultimate consumption (“LDCs”);

(b)	retail marketing, supply and delivery of natural gas and propane for direct consumption by end users;

(c)	short-haul intrastate pipelines to serve industrial and commercial facilities that are either included in rate base or paid for by the customer, but in any case not in excess of 20 miles in length without the approval of Opco, which approval will not be unreasonably withheld, and contracting for storage services to source supplies for marketing operations;

(d)	wholesale sales of natural gas and gas liquids (i.e., ethane, propane and butane) to power generators, utilities and resellers;

(e)	temporary on-site delivery services of compressed or liquefied natural gas to LDC’s, pipelines, or commercial and industrial end-users;

(f)	the manufacture of chemicals, polymers, and fuel products and additives; and

(g)	any retained interest in SESH indirectly held by CNP following the Closing as contemplated by the Master Formation Agreement.

“OGE” has the meaning set forth in the Preamble.

“OGE/Bronco Group Indemnified Taxes” has the meaning set forth in the Master Formation Agreement.

“OGE Entities” means OGE and its Subsidiaries; and “OGE Entity” means any of the OGE Entities.

“Opco” has the meaning set forth in the Preamble, and if the IPO Closing Date occurs, means the publicly traded Delaware limited partnership that Opco shall become as of the IPO Closing Date.

“Opco Group” means Opco and any Subsidiary of Opco, taken together.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Opco, as it may be further amended, supplemented or restated from time to time.

“Party” and “Parties” has the meaning set forth in the Preamble.

“Person” has the meaning set forth in the Master Formation Agreement.

“Restricted Business” has the meaning set forth in Section 3.1(a).

“SESH” has the meaning set forth in the Master Formation Agreement.

“Sponsor Parties” means, collectively, CNP and OGE; and “Sponsor Party” means either of CNP or OGE.

“Subject Marks” has the meaning set forth in Section 4.3.

“Subsidiary” or “Subsidiaries”, except as indicated in Section 4.1(b), has the meaning set forth in the Master Formation Agreement.

1.2 Rules of Construction.

(a) The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article” or “Section” followed by a number or a letter refer to the specified Article or Section of this Agreement. The terms “this Agreement,” “hereof,” “herein” and “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof.

(b) Unless otherwise specifically indicated or the context otherwise requires, (i) all references to “dollars” or “$” mean United States dollars, (ii) words importing the singular shall include the plural and vice versa, and words importing any gender shall include all genders and (iii) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation.” If any date on which any action is required to be taken hereunder by any of the Parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day. Reference to any Party hereto is also a reference to such Party’s permitted successors and assigns.

ARTICLE II

INDEMNIFICATION

2.1 CNP Indemnification.

(a) Subject to the provisions of this Section 2.1 and Section 2.4, CNP shall indemnify, defend and hold harmless Opco from and against any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent (collectively “Losses”) suffered or incurred by the Opco Group by reason of or arising out of:

(i) the failure of the representations and warranties of CNP in Section 3.2 (Authority) of the Master Formation Agreement to be true as of the Closing Date;

(ii) the failure of the representations and warranties of CNP in Section 3.3 (Capitalization) of the Master Formation Agreement to be true as of the Closing Date (except for such representations and warranties made as of a specific date, which shall be true and correct as of such specific date);

(iii) the failure of the representations and warranties of CNP in Section 3.7(b) (Permits) of the Master Formation Agreement to be true as of the Closing Date;

(iv) the failure of the representations and warranties of CNP in Section 3.10 (Environmental Matters) of the Master Formation Agreement to be true as of the Closing Date;

(v) the failure of the representations and warranties of CNP in Section 3.11 (Title to Properties and Rights of Way) of the Master Formation Agreement to be true as of the Closing Date;

(vi) the failure of the representations and warranties of CNP in Section 3.14(b) (Tax Matters) of the Master Formation Agreement to be true as of the Closing Date;

(vii) all CNP Indemnified Taxes pursuant to Section 8.1 of the Master Formation Agreement; or

(viii) events and conditions associated with the ownership and operation of the business and assets of the CNP Entities (excluding the CEFS Group Entities) whether occurring prior to or after the Closing.

(b) No claim may be made against CNP for indemnification pursuant to Section 2.1(iii), (iv) or (v) unless the aggregate dollar amount of the Losses suffered or incurred by the Opco Group with respect to such claim exceeds $25 million, and after such time CNP shall be liable only for such Losses in excess of such amount.

(c) In no event shall CNP’s aggregate obligation to indemnify Opco pursuant to Section 2.1(iii), (iv) and (v) exceed $250 million.

(d) CNP shall have no indemnification obligations (i) pursuant to Section 2.1(iii) with respect to a claim unless CNP receives notice of the claim, in compliance with Section 2.4(a), from the Opco Group during the period beginning on the date hereof and ending on the first anniversary of the Closing Date; (ii) pursuant to Section 2.1(a)(iv) or (v) with respect to a claim unless CNP receives notice of the claim, in compliance with Section 2.4(a), from the Opco Group during the period beginning on the date hereof and ending on the third anniversary of the Closing Date; and (iii) pursuant to Section 2.1(a)(vi) or (vii) with respect to a claim unless CNP receives notice of the claim, in compliance with Section 2.4(a) from the Opco Group during the period beginning on the date hereof and ending on the 30th day after the expiration of the applicable statute of limitations (including any extensions thereof).

2.2 OGE Indemnification.

(a) Subject to the provisions of this Section 2.2 and Section 2.4, OGE shall indemnify, defend and hold harmless Opco from and against any Losses suffered or incurred by the Opco Group by reason of or arising out of:

(i) the failure of the representations and warranties of OGE in Section 4.2 (Authority) of the Master Formation Agreement to be true as of the Closing Date;

(ii) the failure of the representations and warranties of OGE in Section 4.3 (Capitalization) of the Master Formation Agreement to be true as of the Closing Date (except for such representations and warranties made as of a specific date, which shall be true and correct as of such specific date);

(iii) the failure of the representations and warranties of OGE in Section 4.7(b) (Permits) of the Master Formation Agreement to be true as of the Closing Date;

(iv) the failure of the representations and warranties of OGE in Section 4.10 (Environmental Matters) of the Master Formation Agreement to be true as of the Closing Date;

(v) the failure of the representations and warranties of OGE in Section 4.11 (Title to Properties and Rights of Way) of the Master Formation Agreement to be true as of the Closing Date;

(vi) the failure of the representations and warranties of OGE in Section 4.14(b) (Tax Matters) of the Master Formation Agreement to be true as of the Closing Date;

(vii) OGE’s pro rata share of all OGE/Bronco Group Indemnified Taxes pursuant to Section 8.2 of the Master Formation Agreement; or

(viii) events and conditions associated with the ownership and operation of the business and assets of the OGE Entities (excluding the Enogex Entities) whether occurring prior to or after the Closing.

(b) No claim may be made against OGE for indemnification pursuant to Section 2.2(iii), (iv) or (v) unless the aggregate dollar amount of the Losses suffered or incurred by the Opco Group with respect to such claim exceeds $25 million, and after such time OGE shall be liable only for such Losses in excess of such amount.

(c) In no event shall OGE’s aggregate obligation to indemnify Opco pursuant to Section 2.2(iii), (iv) and (v) exceed $250 million.

(d) OGE and Bronco shall be severally liable (pro rata in proportion to their membership interests in Enogex immediately prior to the Closing, and only to the extent of such proportional interest) for all Losses that give rise to an indemnification obligation of OGE under Section 2.2(a)(vii) and Bronco under Section 2.3(a)(iii).

(e) OGE shall have no indemnification obligations (i) pursuant to Section 2.2(iii) with respect to a claim unless OGE receives notice of the claim, in compliance with Section 2.4(a), from the Opco Group during the period beginning on the date hereof and ending on the first anniversary of the Closing Date; (ii) pursuant to Section 2.2(a)(iv) or (v) with respect to a claim unless OGE receives notice of the claim, in compliance with Section 2.4(a), from the Opco Group during the period beginning on the date hereof and ending on the third anniversary of the Closing Date; and (iii) pursuant to Section 2.2(a)(vi) or (vii) with respect to a claim unless OGE receives notice of the claim, in compliance with Section 2.4(a) from the Opco Group during the period beginning on the date hereof and ending on the 30th day after the expiration of the applicable statute of limitations (including all extensions thereof).

2.3 Bronco Indemnification.

(a) Subject to the provisions of this Section 2.3 and Section 2.4, Bronco shall indemnify, defend and hold harmless Opco from and against any Losses suffered or incurred by the Opco Group by reason of or arising out of:

(i) the failure of the representations and warranties of the Bronco Parties in Section 5.2 (Authority) of the Master Formation Agreement to be true as of the Closing Date;

(ii) the failure of the representations and warranties of the Bronco Parties in Section 5.3 (Capitalization) of the Master Formation Agreement to be true as of the Closing Date (except for such representations and warranties made as of a specific date, which shall be true and correct as of such specific date);

(iii) the Bronco Parties’ pro rata share of all OGE/Bronco Group Indemnified Taxes pursuant to Section 8.2 of the Master Formation Agreement; or

(iv) events and conditions associated with the ownership and operation of the business and assets of the Bronco Entities (excluding the Enogex Entities) whether occurring prior to or after the Closing.

(b) OGE and Bronco shall be severally liable (pro rata in proportion to their membership interests in Enogex immediately prior to the Closing, and only to the extent of such proportional interest) for all Losses that give rise to an indemnification obligation of OGE under Section 2.2(a)(vii) and Bronco under Section 2.3(a)(iii).

(c) Bronco shall have no indemnification obligations pursuant to Section 2.3(a)(iii) with respect to a claim unless Bronco receives notice of the claim, in compliance with Section 2.4(a) from the Opco Group during the period beginning on the date hereof and ending on the 30th day after the expiration of the applicable statute of limitations (including all extensions thereof).

2.4 Indemnification Procedures.

(a) Opco agrees that promptly after it becomes aware of facts giving rise to a claim for indemnification under this Article II, it will provide notice thereof in writing to the applicable Indemnifying Party, specifying the nature of and specific basis for such claim; provided, however, that in the event GP LLC elects not to cause Opco to pursue a claim for indemnification that Opco is entitled to pursue under this Article II that could result in the payment of any amount by the Indemnifying Party, Bronco shall have the right to cause GP LLC to cause Opco to pursue such claim by delivering written notice of Bronco’s election to GP LLC until the Bronco Fall-Away Date. Promptly following the receipt by GP LLC of Bronco’s written election pursuant to the foregoing proviso, Opco will provide notice thereof in writing to the applicable Indemnifying Party, specifying the nature of and specific basis for such claim, and GP LLC shall thereafter cause Opco to diligently pursue such claim in accordance with this Section 2.4. If Opco fails to provide such notice to the Indemnifying Party within ten (10) Business Days or if Opco fails to diligently pursue such claim in accordance with this Section 2.4, then Bronco may notify the Indemnifying Party of such claim directly and may control the pursuit of such claim against the Indemnified Party on behalf of Opco. Both CNP and OGE agree to cause their designated members of the board of directors of GP LLC to approve the actions reasonably requested by Bronco with respect to any such claim.

(b) The Indemnifying Party (or Indemnifying Parties) shall have the right to control at its sole cost and expense all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article II, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the prior written consent of the Indemnified Party unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be.

(c) The Indemnified Party agrees to cooperate fully with each Indemnifying Party, with respect to all aspects of the defense of any claims covered by the indemnification under this Article II, including, without limitation, the prompt furnishing to each Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense, the making available to each Indemnifying Party of any files, records or other information of the Indemnified Party that any Indemnifying Party reasonably considers relevant to such defense, the granting to the Indemnifying Party of reasonable access rights to the properties and facilities of the Indemnified Party and the making available to each Indemnifying Party of any employees of the Indemnified Party; provided, however, that in connection therewith each Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records, and other information furnished by the Indemnified Party pursuant to this Section 2.4. In no event shall the obligation of the Indemnified Party to cooperate with each Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article II; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.

(d) In determining the amount of any Losses for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any cash insurance proceeds realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premiums that become due and payable by the Indemnified Party as a result of such claim and (ii) all cash amounts recovered by the Indemnified Party under contractual indemnities from third Persons.

(e) To the extent that any indemnification claim under this Article II involves a claim where Opco, on the one hand, and either CNP or OGE, on the other hand, are adverse, Opco’s rights and obligations shall be controlled by the Disinterested Directors. Both CNP and OGE agree to cause their designated members of the board of directors of GP LLC who are not Disinterested Directors to approve the actions of the Disinterested Directors with respect to any such claim.

2.5 Exclusive Remedy. The indemnification provisions of this Article II will be the exclusive remedy following the Closing for any breaches or alleged breaches of any representation, warranty or covenant of the Master Formation Agreement, except with respect to claims or causes of action arising from breaches or alleged breaches of Sections 6.2(b), 6.2(c), 6.5(c), 6.7(a)(ii), 6.7(b)(ii), 6.8, 6.13, 6.14, 6.15, 6.18 and 9.3 and Article X of the Master Formation Agreement or from fraud or willful misconduct. Each of the Parties, on behalf of itself and its members, officers, directors, employees, stockholders, equityholders, partners and Affiliates, agrees not to bring any actions or proceedings, at law, equity or otherwise against any other Party or its members, officers, directors, employees, shareholders, partners and Affiliates, in respect of any breaches or alleged breaches of any representation, warranty or covenant of the Master Formation Agreement or the transactions contemplated thereby, except pursuant to the express provisions of this Article II and except with respect to claims or causes of action arising from fraud or willful misconduct.

2.6 Other Indemnification Matters.

(a) For the avoidance of doubt, except as expressly set forth in this Article II, there is no monetary cap on the amount of indemnity coverage provided by any Indemnifying Party under this Article II.

(b) NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY’S INDEMNIFICATION OBLIGATION HEREUNDER COVER OR INCLUDE CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL OR SIMILAR DAMAGES OR LOST PROFITS SUFFERED BY ANY OTHER PARTY ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT.

(c) THE FOREGOING INDEMNITIES ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SOLE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF ANY OF THE INDEMNIFIED PARTIES.

ARTICLE III

EXCLUSIVITY

3.1 Sponsor Party Obligations.

(a) Except as permitted by Section 3.1(b), for so long as either Sponsor Party holds (i) any interest in the general partner of Opco, or (ii) at least 20% of the aggregate number of outstanding common and subordinated units of Opco, except with the written consent of the other Sponsor Party, each Sponsor Party shall be prohibited from, directly or indirectly, owning, operating, acquiring, or investing in any business engaged, wholly or partly, in Midstream Operations (a “Restricted Business”), other than through Opco.

(b) Notwithstanding any provision of Section 3.1(a) to the contrary, either Sponsor Party may, without the consent of the other Sponsor Party, acquire a Restricted Business subject to the following restrictions:

(i) if the acquiring Sponsor Party intends to cease using the assets of the Restricted Business in Midstream Operations within 12 months of the acquisition of such Restricted Business, the acquiring Sponsor Party shall promptly following completion of such acquisition deliver written notice to Opco of such event and of such intention; or

(ii) if the Restricted Business acquired has an Allocated Value (a “Covered Acquisition”) (A) in excess of $50 million or (B) in excess of $100 million in the aggregate with the acquiring Sponsor Party’s other Restricted Businesses, then (1) the acquiring Sponsor Party shall promptly following completion of such acquisition deliver written notice to Opco of such event, and (2) Opco may elect (subject to any applicable approvals for a Related Party Transaction (as defined in the General Partner LLC Agreement)), within 60 days of receipt of such notice, to purchase all of such Restricted Businesses for a price equal to the Allocated Value and on other terms and conditions reasonably similar to the terms and conditions on which the acquiring Sponsor Party purchased such Restricted Businesses, by delivering written notice of such election to such Sponsor Party. In the event Opco timely elects to acquire such Restricted Businesses from such Sponsor Party, the Parties shall take such actions as are reasonably necessary to complete the sale of such Restricted Businesses to Opco promptly. In the event Opco does not so elect, such Sponsor Party shall be permitted to own and operate such Restricted Businesses and such Restricted Businesses shall not be included in the calculation of the aggregate value of such Sponsor Party’s Restricted Businesses for purposes of clause (B) above; provided, however, that if the fair market value of the Midstream Operations included in the Restricted Business in a Covered Acquisition (as determined in good faith by the Board of Directors of the acquiring Sponsor Party) is greater than 66 2/3% of the fair market value of the Covered Acquisition (as determined in good faith by the Board of Directors of the acquiring Sponsor Party), then the acquiring Sponsor Party shall use commercially reasonable efforts to dispose of the Restricted Business within 24 months of the date on which Opco’s option to purchase pursuant to this Section 3.1(b) expired.

(c) Except as set forth in this Section 3.1, no Party shall have any right to seek to enjoin, restrict or prevent any transaction undertaken by a Sponsor Party due to the fact such transaction involves Midstream Operations.

(d) The Sponsor Party obligations set forth in this Section 3.1 shall not restrict or otherwise encumber any Person that acquires a Sponsor Party or such acquiror’s Subsidiaries (other than the Sponsor Party and its Subsidiaries).

(e) For purposes of this Section 3.1, “Allocated Value” shall mean (i) with respect to any transaction in which there is a bona fide value specifically allocated to the Restricted Business, the value so allocated in such transaction, or (ii) with respect to any transaction in which there is no such allocation of value to the Restricted Business, (A) the value agreed between the acquiring Sponsor Party and Opco (subject to any applicable approvals for a Related Party Transaction) or (B) if there is no agreement on value, then the acquiring Sponsor Party and Opco shall submit the determination of the “Allocated Value” to arbitration by a mutually agreed nationally recognized investment bank which shall determine such matter (the arbitration shall be “baseball” arbitration, with each party submitting a proposed resolution of the “Allocated Value” and the arbitrator selecting the proposal of one of the parties).

(f) Opco’s rights and obligations under this Section 3.1 shall be controlled by the Disinterested Directors. Both CNP and OGE agree to cause their designated members of the board of directors of GP LLC who are not Disinterested Directors to approve the actions of the Disinterested Directors with respect to any such transaction.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1 CERC Indenture.

(a) Until the earlier of (i) January 15, 2014 and (ii) the date CERC’s 5.95% Senior Notes due 2014 and 7.875% Senior Notes due 2013 are no longer outstanding, Opco shall, and shall cause its Subsidiaries to, comply with the Restrictions on Liens and Restrictions on Sale and Leaseback Transaction covenants (the “Fall Away Covenants”) in the CERC Indenture.

(b) For so long as Opco is a “subsidiary” (as defined in the CERC Indenture) of CERC, Opco shall, and shall cause its Subsidiaries to, subject to Section 4.1(a), comply with the restrictions contained in the CERC Indenture as of the date hereof and applicable to a “subsidiary” (as defined in the CERC Indenture) of CERC, other than the Fall Away Covenants.

4.2 Confidentiality Obligations of Bronco. Bronco acknowledges that, from time to time, it may receive information (including by virtue of the observation rights granted to Bronco in Section 3.4 of the Partnership Agreement) from or regarding another Party, another Party’s customers or another Party’s Affiliates in the nature of trade secrets or secret or proprietary information or information that is otherwise confidential, the release of which may be damaging to the Party or its Affiliates, as applicable, or Persons with which they do business (such information referred to herein as “Confidential Information”). Notwithstanding the foregoing, “Confidential Information” shall not include (x) information that Bronco has received from a source independent of such Party and that Bronco reasonably believes such source obtained without breach of any obligation of confidentiality, (y) public information or (z) information that is independently developed by Bronco or its Affiliates without reliance on the Confidential Information. Bronco shall hold in strict confidence any Confidential Information it receives and may not disclose any Confidential Information to any Person other than another Party, except for disclosures (i) to comply with any Laws (including applicable stock exchange or quotation system requirements), (ii) to Bronco and its Affiliates, and its and their respective officers, directors, employees, agents, advisers or representatives, but only if the recipients of such information have agreed to be bound by confidentiality provisions that are no less stringent than those set forth in this Section 4.2, (iii) to existing and prospective lenders, existing and prospective investors, attorneys, accountants, consultants and other representatives of Bronco or its Affiliates with a need to know such information (including a need to know for Bronco’s own purposes), provided, however, that Bronco shall be responsible for such representatives’ use and disclosure of any such information, or (iv) in connection with any proposed “transfer” (as defined in the Partnership Agreement) of Bronco’s “Units” (as defined in the Partnership Agreement), to Persons to which such interest may be transferred as permitted by the Partnership Agreement, but only if the recipients of such information have agreed in writing to be bound by confidentiality provisions that are no less stringent than those set forth in this Section 4.2. Bronco shall not use any Confidential Information, and shall restrict any of its Affiliates, officers, directors, employees, agents, advisers or representatives to whom Confidential Information has been disclosed pursuant to this Section 4.2 from using any such Confidential Information, for the benefit of any Person (other than a Group Member) in which Bronco or an Affiliate of Bronco has an economic interest in any manner that could have a material detriment on any Group Member. The obligations set forth in the preceding sentence shall expire on the date that is two (2) years after the Bronco Fall-Away Date; provided, that if, prior to the Bronco Fall-Away Date, Opco notifies Bronco that specified Confidential Information is subject to a contractual obligation of Opco to cause Persons that receive such Confidential Information not to use such Confidential Information in the manner set forth in the preceding sentence for a longer period, then the obligations of Bronco in the preceding sentence shall remain in effect with respect to such specified Confidential Information until the expiration of such longer period.

4.3 Use of Names and Insignia. Except as set forth in this Section 4.3, Opco agrees that from and after the Closing Date, none of Opco or its Subsidiaries will directly or indirectly use or otherwise exploit, in connection with any business activities, any service marks, trademarks, trade names, trade dress, Internet domain names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any word or logo confusingly similar thereto, containing the words “CenterPoint Energy,” “OGE” or “Enogex” or any abbreviations or derivations thereof (the “Subject Marks”). As soon as is reasonably practicable following the selection of a new name by Opco, but in any event within one year following the Closing Date, Opco and its Subsidiaries will cease to use the Subject Marks and use commercially reasonable efforts to remove the Subject Marks from all entity names and assets of Opco and its Subsidiaries.

4.4 Replacement of CNP Guarantees. Exhibit A hereto lists certain guarantees (the “CNP Guarantees”) issued by CNP or CERC for the benefit of a member of the Opco Group as of the Closing Date. Opco and CNP shall use commercially reasonable efforts and cooperate with each other to terminate, or cause to be terminated, the CNP Guarantees and release, or cause to be released, CNP, CERC or their applicable affiliate from the CNP Guarantees, including by causing a member of the Opco Group to enter into a substitute guarantee for each CNP Guarantee or to assume the CNP Guarantees, in each case within 180 days following the Closing Date; provided, however, that nothing in this Section 4.4 shall obligate any Group Member to provide any form of security other than a guarantee, including any letter of credit, cash collateral or security interest in any asset.

4.5 Insurance.

(a) At Opco’s request, each of CNP and OGE agrees to use commercially reasonable efforts to assert and diligently pursue all rights to insurance coverage under the CNP Midstream Insurance Policies and Enogex Insurance Policies and any other past insurance policies of each of CNP and OGE relating to the business or the assets of the CNP Midstream Entities or the Enogex Entities (such insurance policies collectively referred to herein as the “Insurance Policies”) with respect to insured claims asserted prior to the Closing and any such claims asserted following the Closing that are covered under an applicable Insurance Policy (collectively, the “Assumed Claims”). Each of CNP and OGE shall remit to Opco all insurance proceeds obtained after Closing with respect to the Assumed Claims. Furthermore, each of CNP and OGE agrees to use commercially reasonable efforts to negotiate with each of its respective insurance companies in order to provide Opco the benefit of the coverage under the policies for all claims asserted on or after the Closing Date and to cooperate with Opco with any efforts to obtain “tail” coverage, at Opco’s sole cost, with respect to any “claims made policies.” Notwithstanding anything herein to the contrary, (i) any recovery of insurance proceeds by Opco shall be net of all cost and expenses of CNP and OGE, respectively, and (ii) any deductibles or self-insured retentions paid by CNP or OGE under applicable Insurance Policies that are recovered by an insurer (whether under any right of subrogation or otherwise) shall be for the benefit of CNP, OGE or their respective Affiliates, to the extent such party paid such deductible or self-insured retention, and shall not be retained by Opco. Each of CNP and OGE shall give Opco access to all of the non-privileged information relating to these matters and shall consult with Opco on the progress thereof from time to time.

(b) After the Closing, Opco shall be responsible for, and neither CNP, OGE nor any of their respective Affiliates shall have any responsibility for, the payment of any deductible amounts or underlying limits attributable to the Insurance Policies to the extent related to the Assumed Claims. Opco acknowledges that certain of the Insurance Policies may require CNP or OGE or any of their respective Affiliates to provide an indemnity to the insurance carrier for deductible amounts and to provide collateral to secure such indemnity obligations. Opco shall enter into an indemnification agreement in form mutually acceptable to Opco, CNP and OGE wherein Opco agrees to indemnify and hold harmless each of CNP and OGE or any of their respective Affiliates (as applicable) for any and all of the costs of maintaining such collateral and for any charges made against such collateral or indemnification payments in connection with claims arising or alleged to arise from the operations of the business of the CNP Midstream Entities or the Enogex Entities required to be paid by CNP or OGE of any of their respective Affiliates (as applicable) under or with respect to such Insurance Policies from and after the Closing Date.

(c) Neither CNP nor OGE makes any representation or warranty with respect to the applicability, validity or adequacy of any Insurance Policies, and neither CNP nor OGE shall be responsible to Opco or any member of the Opco Group for the failure of any insurer to pay under such Insurance Policy.

(d) Nothing in this Agreement is intended to provide or shall be construed as providing a benefit or release to any insurer or claims service organization of any obligation under any Insurance Policy. Nothing herein shall be construed as creating or permitting any insurer or claims service organization the right of subrogation against CNP, OGE, Opco or any of their respective Affiliates in respect of payments made by one to the other under any Insurance Policy.

ARTICLE V

MISCELLANEOUS

5.1 Governing Law; Jurisdiction; Waiver of Jury Trial. To the maximum extent permitted by applicable Law, the provisions of this Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without regard to principles of conflict of laws. Each of the Parties hereto agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance upon 6 Del. C. § 2708. Each of the Parties hereto irrevocably and unconditionally confirms and agrees (a) that it is and shall continue to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware and (b)(i) to the extent that such Party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such Party’s agent for acceptance of legal process and notify the other Parties hereto of the name and address of such agent and (ii) to the fullest extent permitted by Law, that service of process may also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the U.S. Postal Service constituting evidence of valid service, and that, to the fullest extent permitted by applicable Law, service made pursuant to (b)(i) or (ii) above shall have the same legal force and effect as if served upon such Party personally within the State of Delaware. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY (A) CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE, INCLUDING THE DELAWARE COURT OF CHANCERY IN AND FOR NEW CASTLE COUNTY (THE “DELAWARE COURTS”) FOR ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS), (B) WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE DELAWARE COURTS AND AGREES NOT TO PLEAD OR CLAIM IN ANY DELAWARE COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM AND (C) ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.2 Notice. Any notice, request, instruction, correspondence or other document to be given hereunder by any Party to another Party (each, a “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by U.S. registered or certified mail, postage prepaid and return receipt requested, or by telecopier, as follows, provided that copies to be delivered below shall not be required for effective notice and shall not constitute notice:

If to CNP or the CNP Entities:

CenterPoint Energy, Inc.

1111 Louisiana Street

Houston, TX 77002

Attention: Chief Financial Officer

Fax: 713.207.9680

with a copy to:

Baker Botts L.L.P.

910 Louisiana Street

Houston, TX 77002

Attention: David Kirkland

    Gerald M. Spedale

Fax: 713.229.1522

If to OGE or the OGE Entities:

OGE Enogex Holdings LLC

321 North Harvey

P.O. Box 321

Oklahoma City, Oklahoma 73101-0321

Attention: Sean Trauschke

Fax: 405.553.3760

with a copy to:

Jones Day

717 Texas Avenue, Suite 3300

Houston, Texas 77002

Attention: James E. Vallee

Telecopy: (832) 239-3600

If to Bronco or the Bronco Entities:

Enogex Holdings LLC

c/o ArcLight Capital Partners, LLC

200 Clarendon Street, 55th Floor

Boston, Massachusetts 02117

Attention: Christine M. Miller

Telecopy: (617) 867-4698

with a copy to:

McDermott Will & Emery LLP

1000 Louisiana Street, Suite 3900

Houston, Texas 77002

Attention: Blake H. Winburne

Telecopy: (713) 583-0889

If to Opco or the Opco Group:

CenterPoint Energy, Inc.

1111 Louisiana Street

Houston, Texas 77002

Attention: Chief Financial Officer

Fax: (713)-207-9680

with a copy to:

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

Attention: David Kirkland

                 Gerald M. Spedale

Fax: (713) 229-1522

and

OGE Enogex Holdings LLC

321 North Harvey

P.O. Box 321

Oklahoma City, Oklahoma 73101-0321

Attention: Sean Trauschke

Fax: (405) 553-3760

with a copy to:

Jones Day

717 Texas Avenue, Suite 3300

Houston, Texas 77002

Attention: James E. Vallee

Fax: (832) 239-3600

5.3 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

5.4 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto. Each such instrument shall be reduced to writing.

5.5 Assignment. No Party shall have the right to assign any of its rights or obligations under this Agreement without the consent of the other Parties hereto; provided, however, that Bronco may assign all of its rights and obligations under this Agreement to a Bronco Successor (as defined in the Partnership Agreement) that is not a Midstream Successor (as defined in the Partnership Agreement) and upon such assignment, Bronco shall no longer be entitled to exercise any of such rights and obligations under this Agreement; provided further that any assignment by Bronco to a Bronco Successor shall not relieve Bronco of its obligations under Section 4.2 of this Agreement.

5.6 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

5.7 Severability. If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

5.8 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

5.9 Specific Performance. Damages in the event of breach of this Agreement by a Party may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Party, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the Parties hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Party from pursuing any other rights and remedies at law or in equity which such Party may have.

5.10 Enforcement; Rights of Limited Partners after IPO Closing Date. The provisions of this Agreement are enforceable solely by the Parties to this Agreement; provided, however, that (a) the provisions of Section 3.1 are enforceable only by the Sponsor Parties and (b) if the IPO Closing Date occurs, no limited partner of Opco shall have the right, separate and apart from Opco, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

5.11 Successors. This Agreement shall bind and inure to the benefit of the Parties and to their respective successors and assigns.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the date first written above.

CENTERPOINT ENERGY, INC.

By:	/s/ Gary L. Whitlock
Gary L. Whitlock
Executive Vice President and Chief Financial Officer

OGE ENERGY CORP.

By:	/s/ Sean Trauschke
Sean Trauschke
Vice President and Chief Financial Officer

ENOGEX HOLDINGS LLC

By:	/s/ Robb E. Turner
Robb E. Turner
Vice President

CENTERPOINT ENERGY FIELD SERVICES LP By: CNP OGE GP LLC, its general partner

By:	/s/ David M. McClanahan
David M. McClanahan
Interim Chairman